HERE FOLLOWS A PRESS RELEASE ISSUED BY CANADIAN NATIONAL IN ASSOCIATION WITH ITS PROPOSED COMBINATION WITH BURLINGTON NORTHERN SANTA FE:



               Investors are urged to read the joint proxy statement/ circular/ prospectus related to the combination filed with the Securities and Exchange Commission on Form F-4, together with any amendments to it, because it contains important information. Investors can obtain this and any other documents filed with the Securities and Exchange Commission without charge at the internet web site of the Securities and Exchange Commission (http://www.sec.gov). In addition, any documents incorporated by Canadian National by reference in the joint proxy statement/ circular/prospectus are available without charge from Canadian National, as described on
               p.3 of the joint proxy statement/ circular/ prospectus.


North America's Railroad                                   FOR IMMEDIATE RELEASE



                                             Stock symbols: TSE: CNR / NYSE: CNI

                                                                       www.cn.ca



CN welcomes U.S. regulatory hearing March 8 on the structure of the North American rail industry


MONTREAL, Jan. 24, 2000 -- Canadian National President and Chief Executive Officer Paul M. Tellier today welcomed the decision of the United States Surface Transportation Board (STB) to hold a public hearing on the subject of major railroad consolidations and the present and future structure of the North American rail industry.

"The STB hearing will permit a disciplined public evaluation of the concerns expressed about the present and future structure of the North American rail industry since the announcement of our combination with Burlington Northern Santa Fe Corporation (BNSF) on Dec. 20, 1999," Tellier said.

"CN will be an active participant in the hearing and will respond to all the questions the STB is addressing to participants." The hearing will be held in Washington, D.C., at the offices of the STB.

Tellier added: "I am especially pleased that the STB has set March 8 as the hearing date, because it will allow us to benefit from the views expressed at it prior to the filing of our application for approval of the CN/BNSF combination.




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We will file our application on or shortly after March 20, the earliest possible filing date."

The STB said that, in announcing the hearing, it does not intend any "prejudgment" of CN/BNSF application, which the agency will review separate and apart from the March 8 hearing. The agency said it wishes the hearing to act as a forum for the discussion of broader matters that have been raised since the CN/BNSF combination was announced.

The end-to-end combination of CN and BNSF will join two of the most efficient and financially-strong railroads in North America, each with industry-leading service plans and each with a proven record of implementing previous consolidations without shipper disruption. Among its benefits, the CN/BNSF combination is expected to:

o Create an extensive, efficient single-line network across Canada and the central and western United States that will deliver faster, more reliable service and better information to customers;

o Establish new single-line north-south traffic routes that will provide more direct and efficient lanes that bypass congested areas, open new markets to shippers and their customers, and move products efficiently between Canada and the U.S.;

o Create truck-competitive service in key corridors that is expected to give shippers viable alternatives to high trucking costs and reduce truck traffic on highways;

o        Be low risk and stand apart from certain recent rail consolidations.
         The combination will not eliminate a parallel competitor, divide an existing railroad or cut key personnel.




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Canadian National Railway Company spans Canada and mid-America, from the
Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Prince Rupert, B.C., Montreal, Halifax, New Orleans, and Mobile, Ala., and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis, and Jackson, Miss., with connections to all points in North America.



This news release contains forward-looking statements. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's results could differ materially from those expressed or implied in such statements. Reference should be made to CN's most recent Form 40-F filed with the United States Securities and Exchange Commission for a summary of major risk factors.


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Contacts:
Media                                                Investment Community
Mark Hallman                                         Robert Noorigian
System Director                                      Vice President
Media Relations                                      Investor Relations
(416) 217-6390                                       (514) 399-0052

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